Exhibit 99.1

On June 12, 2006, Specialty Underwriters’ Alliance, Inc. (the “Company”) adopted its 2006 officer bonus program, pursuant to which officers of the Company and its subsidiary, SUA Insurance Company, may be eligible for discretionary cash bonuses (the “Officer Bonus Program”). The Officer Bonus Program is intended to reward the covered employees for their contribution to the overall success of the Company, as measured by the Company’s return on equity. It is intended that bonuses paid under the Officer Bonus Program, if any, would be determined by reference to an individual’s performance goals, his or her contribution to the Company’s performance and a percentage of base salary associated with quarterly and annual return on equity targets set forth in the Officer Bonus Program.

Although the Officer Bonus Program has set parameters, the determination to pay any person a bonus under the Officer Bonus Program, the size of any bonus and the criteria, including the individual performance goals, used in making such determinations are entirely at the discretion of the Compensation Committee of the Board of Directors of the Company.

The following four senior executive officers of the Company (the “Senior Executive Officers”) are eligible to receive bonuses under the Officer Bonus Program: the Chief Executive Officer; the Executive Vice President, Chief Financial Officer; the Senior Vice President, Chief Underwriting Officer; and the Senior Vice President, Chief Claims Officer. Each of these Senior Executive Officers currently has an employment contract that expires on December 31, 2007 and that provides for a bonus of up to 100% of such person’s base salary for each year (the “Contract Bonus”). Pursuant to those employment contracts, a portion of the Contract Bonus, 25% of base salary, must be paid to such Senior Executive Officer if such person is employed by the Company as of the end of the applicable year. The remaining potential bonus, up to 75% percent of such person’s base salary, is discretionary and, if paid, would be paid pursuant to the Officer Bonus Program (the “Senior Executive Discretionary Bonus”). Any Senior Executive Discretionary Bonus would not be payable until January 15, 2010. Senior Executive Discretionary Bonuses may be forfeited upon involuntary termination for cause, or certain voluntary terminations, as provided by the terms of the respective employment agreements.

Annually, individual performance goals will be established for each of the four senior executive officers as follows: for the Chief Executive Officer, by the Compensation Committee of the Board of Directors; for the other three senior executive officers, by the Chief Executive Officer (or his or her approved designee) and approved by the Compensation Committee of the Board of Directors.

The other executive officers (the “Other Officers”) covered by the Officer Bonus Program are: the Vice President, General Counsel, Administration and Corporate Relations; the Vice President, Chief Actuarial Officer; the Vice President, Chief Information Officer; and the Vice President, Controller. Each of these individuals would be eligible to receive a bonus of up to 50% of their base salary. For Other Officers, any deferred portion of any bonus may be forfeited upon voluntary termination or involuntary termination for cause.

Bonus determinations and payments, if any, will be determined after the financial results for the applicable year are available. Annually, individual performance goals will be established for each of the Other Officers by the Chief Executive Officer, after consultation with other senior executive officers, and approved by the Compensation Committee of the Board of Directors. Actual cash bonus payments to any individual covered by the Officer Bonus Program will not exceed 25% of such individual’s then current annual base salary. The balance of any such bonus shall be deferred until January 15, 2010.